EXHIBIT 99.1

SENOMYX ANNOUNCES CORPORATE UPDATE AND

FIRST QUARTER 2012 FINANCIAL RESULTS

Recent Highlights Include:

•                  Firmenich exercises option to extend R&D funding for the Sweet Taste Program through July 2013

•                  Marketing activities for Senomyx’s S6973 Sucrose Enhancer expanded in North America, Latin America, Southeast Asia, Africa, & Australia

•                  Additional global food companies placed orders for S6973 during Q1 2012

•                  Senomyx partner plans market launch of a product containing S6821 Bitter Blocker by end-2012

SAN DIEGO, CA — May 3, 2012 — Senomyx, Inc. (NASDAQ: SNMX), a company using proprietary taste science technologies to discover novel flavor ingredients for the food, beverage, and ingredient supply industries, today provided a corporate update and reported financial results for the first quarter ended March 31, 2012.  The Company ended the first quarter 2012 with $51.3 million in cash and highly liquid investments.  Revenues were $8.2 million for the three months ended March 31, 2012, including $1.1 million in commercial revenues.

“Senomyx is receiving positive feedback as S6973, the sweet taste modulator for sucrose reduction discovered and developed by the Company, is introduced to additional food and beverage companies for use in North America, Latin America, and other areas around the world,” said Kent Snyder, Chief Executive Officer of Senomyx.  “We are beginning to see the commercialization uptake that we described earlier this year, with our partner Firmenich’s first customers starting to expand their evaluations of S6973 for use in additional products and new geographies, while other food companies are placing orders for S6973 to initiate product acceptance testing,” Snyder noted.

“We believe that interest in S6973 is fueled by the manufacturers’ need to address the growing pressure and interest for lower calorie offerings that retain the taste consumers know and enjoy,” Snyder added. “The unique ability of S6973 to enable elimination of up to 50% of the sucrose in products without diminishing the desired sugar taste, coupled with the associated potential cost savings, is creating an important market opportunity for our sucrose enhancer.

“Senomyx’s sweet taste modulator for the reduction of the artificial sweetener sucralose, S2383, is also being commercialized by Firmenich.  S2383 is having a favorable response in the marketplace, including new product launches in Latin America during the past quarter,” Snyder stated.

During April, Firmenich exercised its option to extend the research funding period of the companies’ Sweet Taste Program collaboration.  Under the terms of the extension, Firmenich will continue to provide research funding to Senomyx through July 28, 2013 for the discovery and development of new natural and artificial flavor ingredients intended to enhance the taste of sucrose, fructose, and various forms of Rebaudioside (stevia).  In addition to the incremental research funding, Firmenich is paying Senomyx royalties on sales of sweet taste modulators developed under the collaboration, such as S6973.

“We are also pleased to report that Senomyx expects the initial commercial launch of a partner’s retail product containing our S6821 Bitter Blocker to occur later this year,” Snyder said.  This marketing effort, which will be conducted in a Southeast Asian country, marks the first commercialization of an ingredient discovered and developed under our Bitter Blocker program.”

Senomyx continues to be diligent in seeking protection for its intellectual property.  As of March 31, 2012, the Company is the owner or exclusive licensee of 324 issued patents and several hundred pending patent applications related to proprietary taste science technologies in the U.S., Europe, and elsewhere.

Commercialization Updates:

Savory Taste Program:  The primary applications of the Company’s Savory Flavor ingredients are to reduce or replace monosodium glutamate (MSG) and to enhance the savory taste of foods by combining Senomyx’s Savory Flavors with other ingredients to create unique new flavor blends.  Each of Senomyx’s Savory Flavors provides a new savory taste sensation.  Two Senomyx partners, both of which are global food companies, are currently marketing new and reformulated established products that contain one of Senomyx’s Savory Flavors.

Ongoing commercialization activities include sales and market launches of products that incorporate a Senomyx Savory Flavor in approximately 25 countries within Africa, Asia, Latin America, the Middle East, and North America.  These products have been launched into the retail, industrial, and food service channels in selected countries.  Continued growth is expected during the year as Senomyx’s partners for this program explore additional opportunities to expand their customer bases and increase the number of product offerings.

Commercialization of Senomyx’s Savory Flavors in the European Union is contingent upon the ingredients being included in the European Food Safety Authority (EFSA) Union List of Flavouring Substances; however, timing for the publication of the Union List remains uncertain.

During 2011 Senomyx received Generally Recognized As Safe (GRAS) regulatory designations for two new Savory Flavors, S9229 and S5456, which brings the total to six approved Savory Flavors.  The Company is exploring commercialization options for new offerings, which complement the Savory Flavors currently being marketed by Senomyx partners.

Sweet Taste Program:

S6973, Senomyx’s novel sucrose enhancer, enables up to 50% reduction of sugar in virtually all food categories and selected beverages, including dairy beverages, and ready-to-drink coffee and tea.  Commercialization activities with S6973 are ongoing in the Americas, Southeast Asia, Africa, and Australia.  The first commercial launches of products that incorporate S6973 were achieved in the fourth quarter of 2011.  During the first quarter of 2012, additional commercial-scale orders were placed with Senomyx’s marketing partner by manufacturers that are preparing to market branded products reformulated to contain S6973.  Based on the strong interest from numerous companies, Senomyx anticipates there will be additional commercial launches of products using S6973 in 2012.

S2383 enables up to 75% reduction of the high-intensity sweetener sucralose and is applicable for use in all food and beverage product categories.  Products incorporating S2383 are being marketed in North America and Latin America.  Senomyx expects that manufacturers currently using S2383 in their products will increase their utilization during 2012 and additional customers will be evaluating S2383 for use in a variety of products.

Both S6973 and S2383 have GRAS regulatory status, and applications for regulatory approvals are pending in other geographies.

Discovery & Development Program Updates:

Sweet Taste Program:  The primary goal for this program is to add to the Company’s portfolio of new flavor ingredients that allow a significant reduction of sweeteners in food and beverage products while maintaining the desired sweet taste.  Final safety studies and additional development activities in support of anticipated GRAS regulatory approval are ongoing with S9632, a new sucrose enhancer with very favorable taste and physical characteristics.  Taste tests and other evaluations indicate that S9632, which allows for the reduction of up to 50% of the sugar in product prototypes, may be beneficial for a broad range of beverages and other product applications.

Senomyx is also continuing evaluations of potential enhancers of high fructose corn syrup (HFCS), a widely used sweetener for beverages and other products.  Other Sweet Taste Program activities include a key effort to discover and develop natural high-potency sweeteners and sweet taste enhancers.  This effort involves building a targeted natural-source library and using the Company’s proprietary technologies to identify potential new natural sweeteners and sweet flavor ingredients.  Senomyx’s approach was validated with the identification of a natural compound that provided a sweet taste, an important taste-proof-of-concept for the program.

Bitter Blockers Program: The primary goals of this program are to reduce or block bitter taste and to improve the overall taste characteristics of foods, beverages, and ingredients.  Two of Senomyx’s bitter blockers, S6821 and S7958, have received GRAS regulatory status.  S6821 has demonstrated activity against bitter tasting foods and beverages that include soy and whey proteins, menthol, caffeine, cocoa, and Rebaudioside A (stevia).  S7958, a related bitter blocker with similar functionality, has alternative desirable physical properties that may be useful for these or other product applications.  In addition, Senomyx continues to evaluate and develop potential new bitter blockers.  A Senomyx partner is preparing for initial market launch of a product incorporating S6821 by the end of 2012.

Salt Taste Program: The goal of the Salt Taste Program is to identify flavor ingredients that allow a significant reduction of sodium in foods and beverages yet maintain the salty taste desirable to consumers. This program is an important research focus for Senomyx’s longer-term pipeline.  Current activities include targeted analytical approaches to discover specific proteins that could be viable candidates for the receptors or co-factors responsible for salt taste.  The Company has assembled a proprietary database of proteins found in taste buds and progress is being made exploring the role of a number of these proteins that may be involved in salt taste perception.  Senomyx has identified a novel blocker of salt taste that could be a tool to help discover the receptor involved with salt taste perception.

Cooling Taste Program:  The goal of the Cooling Taste Program is to identify novel cooling agents that do not have the limitations of currently available agents.  Senomyx has initiated activities in support of future regulatory filings for S5031, a new cooling agent that was selected for development during the first quarter of 2012 by Firmenich, our partner for the Cooling Taste Program.  S5031 has a ten-times greater potency in taste tests and other advantageous properties, such as longer cooling duration and lack of aroma, compared to commonly used agents.

Financial Review:

The company ended the first quarter 2012 with $51.3 million in cash, cash equivalents and investments available for sale.

Revenues were $8.2 million for the three months ended March 31, 2012, compared to $8.7 million for the three months ended March 31, 2011.  Included in first quarter 2012 revenues were $1.1 million in commercial revenue compared to approximately $900,000 in the first quarter of 2011.  The decrease in total revenue was primarily due to lower upfront license fee revenue recognized in 2012 compared to 2011.  Specifically, Senomyx recognized $893,000 and $2.3 million of upfront license fee revenue related to the Company’s Sweet Taste collaboration with Firmenich during the three months ended March 31, 2012 and 2011, respectively.  There was no impact on cash flow as the related payments were received prior to 2011.  The decrease in upfront license fee revenue was partially offset by the earning of a $500,000 development milestone related to the Cooling Taste Program during the three months ended March 31, 2012.

Research and development expenses, including non-cash stock-based expense, were $7.1 million for the three months ended March 31, 2012, compared to $7.3 million for the three months ended March 31, 2011.  General and administrative expenses, including non-cash stock-based expense, were $2.9 million for the three months ended March 31, 2012, compared to $2.7 million for the three months ended March 31, 2011.

The net loss for the three months ended March 31, 2012 was $0.05 per share, compared to $0.03 per share for the three months ended March 31, 2011.

Financial Outlook:

“Firmenich’s decision to exercise their option to extend the R&D funding period an additional year provides another source of committed funding.  With no debt, a strong cash balance and multiple sources of cash going forward, we continue to be well positioned to advance our programs,” stated Tony Rogers, Senior Vice President and Chief Financial Officer.

In addition to the $51.3 million in cash and highly liquid investments at March 31, 2012, the Company has committed and potential sources of cash going forward, including the following:

•                  Ongoing royalty payments from collaborators

•                  $24.1 million in funding commitments from current collaborators

•                  $23.5 million in potential milestone payments under current collaborations

•                  $21.7 million related to extension options under current collaborations

The Company is reiterating 2012 financial guidance as initially provided on March 1, 2012.  For 2012, Senomyx continues to expect:

•                  Total revenues of $30 million to $34 million

•                  Total expenses of $39 million to $42 million, of which approximately $5 million is non-cash, stock-based compensation expense

•                  Net loss of $7 million to $10 million

•                  Basic and diluted net loss of $0.18 to $0.25 per share

•                  Year-end cash, cash equivalents and investments available for sale balance greater than $40 million

Conference Call:

Senomyx will host a conference call at 11:00 a.m. Eastern Time (8:00 a.m. Pacific Time) today to discuss these financial results and provide an update on the Company.  To participate in the live conference call, U.S. residents should dial 888-713-4214, and international callers should dial 617-213-4866, at least 10 minutes prior to the call start time.  The participant passcode for this conference call is 51431383.

Participants may pre-register for the call at any time, including up to and after the call start time, at https://www.theconferencingservice.com/prereg/key.process?key=PPM9FW3YR.  Pre-registrants will be issued a pin number to use when dialing into the live call, which will provide quick access to the conference.

To access the live Internet broadcast or a subsequent archived recording, please log onto the Investor Relations section of Senomyx’s website at http://investor.senomyx.com.  The archived webcast will be available for 30 days following the earnings call.  Please connect to Senomyx’s website prior to the start of the webcast to ensure adequate time to download any software that may be necessary.

About Senomyx, Inc. (www.senomyx.com)

Senomyx is using proprietary taste science technologies to discover and develop novel flavor ingredients.  These include new flavors such as Savory Flavors and Cooling Flavors, as well as flavor modulators such as Bitter Blockers and enhancers of Sweet and Salt tastes.  Senomyx is also engaged in a new effort to discover and develop natural high-potency sweeteners.  The Company has collaborative agreements with global food, beverage, and ingredient supply companies, some of which are currently marketing products that contain Senomyx’s flavor ingredients.  Its corporate socially responsible activities are described on the Senomyx Cares blog at http://www.senomyx-csrblog.com/.  For more information, please visit www.senomyx.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding our projected 2012 financial results and anticipated financial condition; the anticipated funding under existing collaboration agreements; the anticipated timing and scope of commercial launch of products containing Senomyx’s flavor ingredients, including S6973, S2383, S6821 and our Savory Flavors; the potential uses and commercial value for our GRAS-approved flavor ingredients and other flavor ingredients under development, including S9632, S5031, S9229 and S5456; that we expect to complete safety studies in preparation for regulatory approval in the U.S. for S9632; whether the research under the company’s sweet taste research program will be successful and lead to the commercialization of any new flavor ingredients or natural sweeteners; and the progress and capabilities of Senomyx’s discovery and development programs generally, including without limitation statements regarding development activities for S5031, ongoing research to evaluate and potentially develop new bitter blockers, as well as our ability to identify proteins primarily involved in the perception of salt taste in humans. Risks that contribute to the uncertain nature of the forward-looking statements include: Senomyx is dependent on its product discovery and development collaborators for all of Senomyx’s revenue; Senomyx is dependent on its current and any future product discovery and development collaborators to develop, manufacture, and commercialize any flavor ingredients Senomyx may discover; Senomyx may not be able to establish new collaborations and/or maintain existing collaborations on acceptable terms;  large companies are typically conservative when implementing changes to their branded products, and may not begin or expand their use of Senomyx flavor ingredients when expected or at all; development activities for newer flavor ingredients, including S9632 and S5031, may not demonstrate an acceptable safety profile or meet other commercialization criteria; Senomyx or its collaborators may be unable to obtain and maintain the regulatory approval required for flavor ingredients to be incorporated into products that are sold; even if Senomyx or its collaborators receive a regulatory approval and incorporate Senomyx flavor ingredients into products, those products may never be commercially successful; Senomyx flavor ingredients may not be useful or cost-effective for formulation into products; Senomyx or its collaborators may be unable to manufacture Senomyx flavor ingredients at commercial scale; Senomyx’s ability to compete in the flavor ingredients market may decline if Senomyx does not adequately protect its proprietary technologies; and Senomyx’s discovery and development programs may not be successful or result in the discovery of new flavor ingredients that are commercially viable. These and other risks and uncertainties are described more fully in Senomyx’s most recently filed SEC documents, including its most recent Annual Report on Form 10-K under the headings “Risks Related to Our Business” and “Risks Related to Our Industry.” All forward-looking statements contained in this press release speak only as of the date on which they were made. Senomyx undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

(Financial Information to Follow)

Contacts:
Financial	Investor Relations
Tony Rogers	Gwen Rosenberg
Senior Vice President and	Vice President, Investor Relations &
Chief Financial Officer	Corporate Communications
Senomyx, Inc.	Senomyx, Inc.
858-646-8304	858-646-8369
tony.rogers@senomyx.com	gwen.rosenberg@senomyx.com

###

Selected Financial Information

Condensed Statements of Operations

(in thousands, except for per share amounts)

	Three Months Ended March 31,
	2012	2011
	(unaudited)	(unaudited)

Revenues	$8,202	$8,716

Operating expenses:
Research and development (including $452 and $605 of non-cash stock-based compensation expense)	7,139	7,279
General and administrative (including $631 and $609 of non-cash stock-based compensation expense)	2,941	2,731
Total operating expenses	10,080	10,010

Loss from operations	(1,878)	(1,294)

Other income	26	39

Net loss	$(1,852)	$(1,255)

Basic and diluted net loss per share	$(0.05)	$(0.03)

Weighted average shares used in computing basic and diluted net loss per share	39,819	39,257

Condensed Balance Sheets

(in thousands)

	March 31, 2012	December 31, 2011
	(unaudited)

Cash, cash equivalents and investments available-for-sale	$51,269	$55,106
Other assets	2,773	3,140
Property and equipment, net	9,708	9,400
Total assets	$63,750	$67,646

Accounts payable, accrued expenses and other liabilities	$4,969	$6,117
Deferred revenue	23,126	25,282
Leasehold incentive obligation	4,854	5,100
Deferred rent	1,414	1,426
Stockholders’ equity	29,387	29,721
Total liabilities and stockholders’ equity	$63,750	$67,646